ABYSS GROUP, LLC

December 31, 2010

Mr. William O'Hara, Chief Operating Officer and Director

Galaxy Gaming, Inc.

6980 O'Bannon Drive

Las Vegas, NV 89117

RE: ASSIGNMENT OF LEASE

Dear Mr. O'Hara:

Pursuant to Section 10 of the Lease Agreement between Galaxy Gaming, Inc. and Abyss Group, LLC dated August 31, 2010 for the premises located at 6980 O'Bannon Drive, Las Vegas Nevada, (“Agreement”) please be advised that Abyss Group, LLC has assigned its interest in the Agreement to the Therese Saucier Living Trust. Effective January 1, 2011, the Landlord in the Agreement shall be the Therese Saucier Living Trust and all future rent payments and any future inquiries should be direct to the Therese Saucier Living Trust. Thank you for your past business.

Sincerely,

ABYSS GROUP, LLC

/s/ Therese Saucier

By: Therese Saucier, Manager

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